Exhibit 99.3

SIRVA, Inc.

Reconciliation of Cash Flows From Operating Activities to Free Cash Flow

For the three and nine months ended September 30, 2004 and 2003

(Dollars in millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net cash provided by operating activities as reported	$7.6	$52.3	$10.9	$17.4
Change in mortgage warehouse facilities	(6.8)	(13.0)	26.1	21.4
Change in relocation financing facilities	(1.5)	5.9	(8.6)	21.3
Capital expenditures	(8.9)	(7.7)	(22.4)	(17.4)
Other investing activities	4.2	3.4	11.0	2.5
Free cash flow (1)	$(5.4)	$40.9	$17.0	$45.2

(1)          For internal management purposes, we use a measure of free cash flow.  This measure deducts our capital and agent expenditures, net of sale proceeds and includes the impact of movements in our mortgage warehouse and relocation financing facilities with our cash flows from operating activities, as we believe that the facilities are of a cash-neutral nature because they move in tandem with the change in mortgages held for resale and relocation properties held for resale.